News For Immediate Release

4100 Spring Valley Road, Ste 1002, Dallas, TX 75244

Panda Ethanol

Media or Investors:

Bill Pentak, (972) 361-1200

breakingnews@pandaethanol.com

Panda Ethanol, Inc. Closes Private Placement

DALLAS — Dec. 1, 2006 — Panda Ethanol, Inc. (OTCBB: PDAE) today announced that it has entered into definitive agreements with accredited investors to sell 1,066,667 shares of its common stock in a private placement for total gross proceeds of $8 million. The proceeds from the offering are expected to be used for additional development and general corporate purposes.

The common stock offered in the private placement has not been registered or qualified under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration with the Securities and Exchange Commission or an exemption from the registration requirements.

This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Panda Ethanol intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Panda Ethanol’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, the ability to complete construction of its ethanol plants, future prices for ethanol relative to the prices of gasoline, interest rates, product demand, transportation requirements and costs and the ability of Panda Ethanol to obtain additional capital to finance its initiatives. The historical results achieved by Panda Ethanol are not necessarily indicative of its future prospects. In addition, new factors, risks and uncertainties may emerge from time to time. Panda Ethanol undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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